Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

Thursday, August 9, 2012	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS SECOND QUARTER 2012 EARNINGS

Hilo, Hawaii  — ML Macadamia Orchards, L.P. (OTCQX: NNUT) today reported a net loss of $797,000, or ($0.11) per Class A Unit for the second quarter of 2012 on revenues of $745,000.  In the second quarter of 2011, the company reported a net profit of $66,000, or $0.01 per Class A Unit on revenues of $384,000. The net loss in 2012 is attributable to higher general and administrative expenses mainly due to costs incurred for the Partnership’s vertical integration strategies and the increase in legal fees primarily related to the proposed rights offering for which costs were expensed during the second quarter given the withdrawal of the Form S-1 Registration Statement in June 2012.  The second quarter marks the end of the harvest season and is usually one of the year’s lowest harvest periods, accounting for less than 4% of the historical average of the total year’s harvest.

Nut revenue of $352,000 for the second quarter of 2012 is comprised of $292,000 from the delivery of 412,000 wet-in-shell pounds, paid at an average price of $0.709, a favorable contract price adjustment of $64,000 related to the IASCO orchards and $4,000 decrease due to first quarter adjustment.  The IASCO pricing adjustment is due to a higher final USDA nut price than originally estimated for the 2011-2012 crop year.  Nut sales for the second quarter of 2011 were $164,000.  Farming service revenues were $393,000 or approximately 79% higher than the same quarter in 2011, mainly attributable to the replanting of macadamia nut trees in 2012.

For the first six months of 2012, revenues were $4.3 million with a net loss $805,000, or ($0.11) per Class A Unit.  Revenues in the first six months of 2011 were $2.9 million with a net profit of $115,000, or $0.02 per Class A Unit.  The net loss in 2012 is attributable to higher general and administrative expenses, mainly due to the factors as explained above.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Consolidated Statements of Comprehensive Income (unaudited)

(in thousands, except per unit data)

	Three months		Six months
	ended June 30,		ended June 30,
	2012	2011	2012	2011

Macadamia nut sales	$352	$164	$3,555	$2,331
Contract farming revenue	393	220	712	540
Total revenues	745	384	4,267	2,871
Cost of goods and services sold
Cost of macadamia nut sales	166	75	2,566	1,696
Cost of contract farming services	366	200	652	481
Total cost of goods and services sold	532	275	3,218	2,177
Gross income	213	109	1,049	694
General and administrative expenses	975	389	1,627	758
Operating loss	(762)	(280)	(578)	(64)
Interest expense	(153)	(185)	(316)	(376)
Other income	126	535	126	579
Income (loss) before income taxes	(789)	70	(768)	139
Income tax expense	8	4	37	24
Net income (loss)	$(797)	$66	$(805)	$115

Other comprehensive income, net of tax
Amortization of prior service cost	2	—	4	—
Amortization of actuarial loss	4	—	8	—
Defined benefit pension plan	6	—	12	—
Other comprehensive income, net of tax	6	—	12	—
Comprehensive income (loss)	$(791)	$66	$(793)	$115

Net cash flow (as defined in the Partnership Agreement)	$(918)	$(68)	$(760)	$133

Net income (loss) per Class A Unit	$(0.11)	$0.01	$(0.11)	$0.02

Net cash flow per Class A Unit (as defined in the Partnership Agreement)	$(0.12)	$(0.01)	$(0.10)	$0.02

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500

See accompanying notes to consolidated financial statements.